Exhibit 10.34
PENWEST PHARMACEUTICALS CO.
Executive Retention Agreement
     THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”) by and between Penwest Pharmaceuticals Co., a Washington corporation (the “Company”), and [                    ] (the “Executive”) is made as of [___] (the “Effective Date”).
     WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company and its shareholders,
     WHEREAS, the Company desires to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances, and
     WHEREAS, the Company and the Executive are parties to an Executive Retention Agreement dated as of [                    ] which is scheduled to expire on December 31, 2008 (the “Prior Agreement”),
     NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below in connection with or subsequent to a Change in Control (as defined below).
     1. Key Definitions.
     As used herein, the following terms shall have the following respective meanings:
          1.1 “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):
               (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the 1934 Securities Exchange Act, as amended) 50% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a

Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iii) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (i) and (ii) of subsection (c) of this definition; or
               (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board of Directors of the Company (or, if applicable, the Board of Directors of a successor corporation to the Company) (the “Board”), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
               (c) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination and (ii) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% of the combined voting power of the then-outstanding securities of the Acquiring Corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
               (d) the liquidation or dissolution of the Company.
          1.2 “Cause” means willful misconduct by the Executive or willful failure by the Executive to perform his/her responsibilities to the Company (including, without limitation,

breach by the Executive of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Executive and the Company), as determined by the Company, which determination shall be conclusive.
          1.3 “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control” shall mean the date immediately prior to the date of such termination of employment.
          1.4 “Disability” means a condition causing the Executive to be disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations promulgated thereunder.
          1.5 “Good Reason” means the occurrence, without the Executive’s written consent, of any of the following events or circumstances:
               (a) the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”), or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities; or
               (b) a change by the Company in the location at which the Executive performs his/her principal duties for the Company to a new location that increases the distance which the Executive commutes to a distance that is 35 miles greater than the distance of the Executive’s commute immediately prior to the Measurement Date.
Notwithstanding the occurrence of any event or circumstance set forth in clauses (a) or (b) above, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the Executive).
     2. Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of (a) the expiration of the Term (as defined below) if a Change in Control has not occurred during the

Term, (b) the termination of the Executive’s employment with the Company prior to the Change in Control Date, (c) the date 12 months after the Change in Control Date, if the Executive is still employed by the Company as of such later date, or (d) the fulfillment by the Company of all of its obligations under this Agreement if the Executive’s employment with the Company terminates within 12 months following the Change in Control Date. “Term” shall mean the period commencing as of the Effective Date and continuing in effect through December 31, 2011.
     3. Employment Status; Termination Following Change in Control.
          3.1 Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time. If the Executive’s employment with the Company terminates for any reason and subsequently a Change in Control shall occur, the Executive shall not be entitled to any benefits hereunder except as otherwise provided pursuant to Section 1.3.
          3.2 Notice of Termination of Employment.
               (a) If the Change in Control Date occurs during the Term, any termination of the Executive’s employment by the Company or by the Executive within 12 months following the Change in Control Date (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 9. Any Notice of Termination shall specify the effective date of the employment termination (the “Date of Termination”). The Date of Termination set forth in such Notice of Termination shall not be less than 30 days or more than 60 days after the date of delivery of such Notice of Termination, except in the case of termination by the Company for Cause in which case such termination may be effective immediately.
               (b) If the Executive seeks to terminate his/her employment with the Company for Good Reason, then the Notice of Termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment. Any Notice of Termination for Good Reason given by the Executive must be given within 30 days of the first occurrence of the event(s) or circumstance(s) which constitute(s) Good Reason.
     4. Benefits to Executive. If the Change in Control Date occurs during the Term and the Executive’s employment is terminated by the Company (other than for Cause, Disability or death) or by the Executive for Good Reason within 12 months following the Change in Control Date, then the Executive shall be entitled to the following benefits:
               (a) Compensation.
                    (i) The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination (A) the Executive’s base salary through the Date of Termination and (B) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in this subsection (i) shall be hereinafter referred to as the “Accrued Obligations”);
                    (ii) The Company shall pay to the Executive an amount equal to [150%/200%] of the sum of (x) the highest annual base salary of the Executive during the period of the Executive’s employment with the Company and (y) the highest annual bonus of the Executive during the period of the Executive’s employment with the Company, including for this purpose the target annual bonus of the Executive for the calendar year during which the Date of Termination occurs, over a period (the “Payment Period”) that is equal in length to [24 months for the Chief Executive Officer] [18 months for all other Executives] and commences on the Date of Termination, which amount shall be paid to the Executive in installments, in accordance with the Company’s regular payroll practices;
                    (iii) for the Payment Period, or for such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable benefit plans and programs in which the Executive participated immediately prior to the Measurement Date (e.g., life insurance or medical, health and accident or disability plan) or, if more favorable to the Executive and his/her family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and his/her family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and his/her family; and
                    (iv) to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies.
               (b) Stock Acceleration. Each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full and shares of Common Stock of the Company received upon exercise of any options will no longer be subject to a right of repurchase by the Company, and each outstanding restricted stock award shall be deemed to be fully vested and will no longer be subject to a right of repurchase by the Company.
     5. Taxes.
               (a) Notwithstanding any other provision of this Agreement, except as set forth in paragraph (b) below, in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive. For purposes of this Section 5, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
               (b) Notwithstanding the provisions of paragraph (a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him/her (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 5(b) shall be referred to as an “Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.
               (c) For purposes of this Section 5 the following terms shall have the following respective meanings:
                    (i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
                    (ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
               (d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 5(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he/she agrees with the Company’s determination pursuant to the preceding sentence, in which case he/she shall indicate, if applicable, which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments or (B) that he/she disagrees with such determination, in which case he/she shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, (iii) whether the Override is applicable, and (iv) which (if any) Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount, if any), shall be treated as Eliminated Payments. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final and the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be determined by the Company in its absolute discretion. If the Executive states in the Executive Response that he/she agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he/she disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in paragraphs (a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.
               (e) The provisions of this Section 5 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.
     6. Payments subject to Section 409A.
               (a) Subject to this Section 6, payments or benefits under Section 4 shall begin only upon the date of a “separation from service” of the Executive (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 4, as applicable:
                    (i) It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
                    (ii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 4.
                    (iii) If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
                            (1) Each installment of the payments and benefits due under Section 4 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
                            (2) Each installment of the payments and benefits due under Section 4 that is not described in Section 6(a)(iii)(1) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.

               (b) The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 6(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
               (c) All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.
     7. Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Section 4(a)(ii) and Section 4(a)(iii) is conditioned upon the Executive signing a release of claims, in a customary and reasonable form requested by the Company (the “Executive Release”), within such period of time as the Company may specify following the Date of Termination. The Company shall not be obligated to make any payments to the Executive under Section 4(a)(ii) and Section 4(a)(iii) until the Executive Release has become effective in accordance with its terms; provided that at such time as the Executive Release becomes effective, the Company shall promptly pay to the Executive any payments that would otherwise have been made to the Executive between the Date of Termination and date on which the Executive Release becomes effective.
     8. Successors.
          8.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.
          8.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his/her family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.
     9. Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the

Company, at 39 Old Ridgebury Road, Suite 11, Danbury, Connecticut 06810, and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
     10. Miscellaneous.
          10.1 Employment by Subsidiary. For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.
          10.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
          10.3 Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.
          10.4 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Connecticut, without regard to conflicts of law principles.
          10.5 Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.
          10.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
          10.7 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
          10.8 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, including the Prior Agreement which is hereby terminated as of the Effective Date.
          10.9 Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
          10.10 Executive’s Acknowledgements. The Executive acknowledges that he/she: (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with this Agreement and is not acting as counsel for the Executive.
          10.11 Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

PENWEST PHARMACEUTICALS CO.

By:
Name:	W. James O’Shea
Title:	Chairman of the Compensation
Committee of the Board of Directors

EXECUTIVE:

Name:

Address: